Exhibit 3.2

CERTIFICATE OF AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION

OF CURAGEN CORPORATION

It is hereby certified that:

1.    The name of the corporation (hereinafter called the “Corporation”) is CuraGen Corporation.

2.    The Certificate of Incorporation of the Corporation was filed on November 22, 1991. A Restated Certificate of Incorporation filed on March 23, 1998 (the “Restated Certificate”).

3.    The Restated Certificate is hereby amended by striking out Article FOURTH Section A thereof in its entirety and by substituting in lieu of said Article the following new Article FOURTH Section A:

FOURTH:

A.    Designation and Number of Shares.

The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 258,000,000 shares, consisting of 250,000,000 shares of common stock, par value $.01 per share (the “Common Stock”), 3,000,000 shares of non-voting common stock, par value $.01 per share (the “Non-Voting Common Stock”), and 5,000,000 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”).

Each share of common stock, par value $.01 per share, of the Corporation issued and outstanding at the time and date that this Restated Certificate of Incorporation becomes effective (the “Effective Time”) is hereby reclassified and changed, without any action on the part of the holders of any such common stock or on the part of the Corporation, into one share of fully paid and nonassessable Common Stock, and each person holding of record any shares of such common stock issued and outstanding at the Effective Time shall be entitled to receive, upon the surrender of certificates evidencing such shares to the Corporation, one or more certificates to evidence the number of shares of Common Stock into which such shares of common stock have been reclassified.

A statement of the designations of the different classes of stock of the Corporation and of the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, and of the authority conferred upon the Board of Directors to fix by resolution or resolutions any of the foregoing in connection with the creation of one or more series of Preferred Stock and the limitation of variations between or among such series, is set forth below in this Article FOURTH.

4.    The Amendment of this Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed this 25th day of May, 2000.

David Wurzer

Chief Financial Officer